EVERMORE GLOBAL ADVISORS, LLC CODE OF ETHICS

PREAMBLE

The interests of our clients, and the interests of shareholders of the funds we advise, are, at all times, our highest priority. In order to maintain this priority, all personal securities transactions are conducted in a manner consistent with this Code of Ethics (the “Code”). We are committed to maintaining the integrity of our business by exercising vigilance in the avoidance of all actual or potential conflicts of interest or abuses of our position of trust and responsibility.

As an investment adviser, we owe a fiduciary duty to each of our clients and the shareholders of the funds that we advise. Included in this duty is the duty of loyalty whereby we must place our clients’ interests first, conduct all of our securities transactions in compliance with this Code and avoid taking any positions that are against our clients’ interests.

The Code should be read in conjunction with this Preamble.

Section 1: Definitions

All definitions shall be interpreted pursuant to the Investment Company Act of 1940 (the “1940 Act”) and its Rule 17j-1, and the Investment Advisers Act and its Rule 204-(2).

(A)	"Adviser" means Evermore Global Advisors, LLC, and any firm which controls, is controlled by, or is under common control with Adviser and any other firm adopting this Code.

(B)	"Access Person" means any director, officer, general partner, or Advisory Person of the Adviser or a Fund. Access Person shall not include:

(1)	disinterested Directors who are Access Persons solely by reason of being a Director of a Fund; or

(2)	Officers of a Fund who are Access Persons solely by reason of being an Officer of a Fund;

if such Disinterested Directors and Officers do not, in connection with their regular functions or duties, obtain information regarding the purchase or sale of a security by that Fund prior to disclosure in a regular meeting of Directors.*

(C)	"Advisory Person" means

(1)
any employee of the Adviser or a Fund who, in connection with his/her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Covered Security by a Client, or whose functions relate to the making of any recommenda- tions with respect to such purchases or sales;

(2)	any natural person in a control relationship to the Adviser or a Fund who obtains information concerning recommendations made to such company with regard to the purchase of a Covered Security; or

(3)
any person who obtains information concerning any recommendations or executions of Client transactions in Covered Securities and has been designated by the Chief Compliance Officer as an Advisory Person.*

* This Code requires the Chief Compliance Officer to maintain a list of all Access Persons and Advisory Persons and to provide these persons with notice of their status.

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(A)	“Security held or to be Acquired by a Client” means:

(1)	any Covered Security which, within the most recent 15 days:

(a)	is or has been held by a Client; or

(b)	is being or has been seriously considered for purchase by a Client; and

(2)	any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in part (i) of this section.

A Covered Security is seriously considered for purchase by a Client when a recommendation to purchase or sell a Covered Security has been communicated to a portfolio manager for a Client and the portfolio manager is considering the recommendation. A Covered Security is not being seriously considered for purchase by a Client solely by reason of that Covered Security being subject to normal review procedures applicable to portfolio securities of the Client, or normal review procedures which are part of a general industrial or business study, review, survey or research or monitoring of securities markets.

(B)
"Beneficial Owner" shall be determined in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder. (The meaning of the term "Beneficial Owner" is summarized and illustrated in Appendix A attached to this Code.)

(C)
“Client” means any party for whom the Adviser provides investment advisory services. Clients include Funds, whether or not the Adviser serves as the primary investment adviser or serves as sub-adviser.

(D)
"Chief Compliance Officer" shall mean an Adviser's designated Chief Compliance Officer or, in the case of such designated Chief Compliance Officer's unavailability or inability to act, any officer of the Adviser designated to act in such circumstances.

(E)	"Control" shall have the same meaning as set forth in Section 2(a)(9) of the 1940 Act.

(F)
“Covered Security” means a security as defined in Section 2(a)(36) of the 1940 Act , except that it does not include: (1) direct obligations of the Government of the United States, (2) banker’s acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments, including repurchase agreements; and (3) shares issued by open-end funds registered under the 1940 Act other than funds advised by the Adviser.

(G)	"Disinterested Director" means a director of a Fund who is not an "interested person" of the Fund within the meaning of Section 2(a)(19) of the 1940 Act.

(H)	"Fund" means each investment company and for whom the Adviser serves as the investment adviser and manages such entities daily business affairs.

(I)	“Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2), Section 4(6), Rule 505, or Rule 506,

(M)	"Purchase or Sale of a Covered Security" includes, inter alia, the writing of an option to purchase or sell a Covered Security.

(N)	“Supervised Person” means any employee, director, officer, general partner, or Advisory Person of the Adviser.

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Section 2: Unlawful Actions

No Access Person, in connection with the purchase or sale of any Security Held or to be acquired by a Client shall

(A)	employ any device, scheme or artifice to defraud a Client;

(B)
make any untrue statement of a material fact (or omit to state a material fact necessary in order to make the statements made not misleading) to an Adviser employee making investment decisions or to an Adviser officer investigating securities transactions;

(C)	engage in any act, practice or course of business that operates or would operate as a fraud or deceit to a Client; or

(D)	engage in any manipulative practice with respect to a Client.

Section 3: Prohibited Purchases and Sales

(A)
Pre-Clearing. No Access Person shall, directly or indirectly, purchase or sell any Covered Security (or any security sold in a Limited Offering) in which such person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership without the prior approval of the Chief Compliance Officer, or Adviser’s Chief Executive Officer, Chief Operating Officer or Chief Financial Officer. The Chief Compliance Officer shall pre-clear his personal transactions in any Covered Security (or any security sold in a Limited Offering) with Adviser’s Chief Executive Officer, Chief Operating Officer or Chief Financial Officer (see Attachment 2).

(B)	Initial Public Offerings. No Access Person shall acquire any Securities in an initial public offering.

(C)
Fifteen Day Trading Window. No Access Person shall, directly or indirectly, purchase or sell any Covered Security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, and which to his or her actual knowledge at the time of such purchase or sale is being seriously considered for purchase or sale by or for a Client, or is the subject of a pending buy or sell order by a Client, or is programmed for purchase or sale by or for a Client; or was purchased or sold by or for a Client within the fifteen (15) calendar day period preceding or following the purchase or sale by such Access Person.

Sanctions. Upon discovering a violation of Section 3(A) of this Code, the Chief Compliance Officer shall impose a fine in an amount he or she deems appropriate. Upon discovering a violation of Sections 2, 3(B) or 3(C) of this Code, the Adviser and the Board of Directors of any Fund affected by such violation may impose such sanctions as each deems appropriate, including, inter alia, monetary sanctions, a letter of censure or suspension or termination of the employment of the violator, civil referral to the SEC or other civil regulatory authorities, or criminal referral.

(D)
For purposes of the prohibitions in Section 3 of this Code on purchases and sales of certain Securities, "directly or indirectly" shall be deemed to include within such prohibitions any transaction involving any other substantially similar Covered Securities of the same issuer, and any derivatives of such Covered Security.

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Section 4: Exempted Transactions

(A)	The prohibitions of Section 3 of this Code shall not apply to:
(1)	No Control. Purchases or sales effected for any account over which the Access Person has no direct or indirect influence or control.

(2)	Automatic Dividend Reinvestment Plan. Purchases that are part of an automatic dividend reinvestment plan.

(3)
Pro Rata Rights. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

(4)
Systematic Investment Plan. Purchases effected through a systematic investment plan involving the automatic investment of a predetermined amount on predetermined dates, provided the Chief Compliance Officer has been previously notified by the employee that he or she (or his or her spouse) will be participating in the plan.

(5)	Gifts. Subject to the provisions of Sections 8, 9 and 10, the giving or receiving of any security as a gift.

(6)
Futures Contracts, Options on Futures Contracts. Any purchase or sale involving futures contracts on broad securities indices, such as the S&P, or interest rate futures contracts, or options on such futures contracts.

Section 5: Limited Offerings

In reviewing requests for approval of a transaction by an Access Person involving a limited offering, the Chief Compliance Officer shall take into account, among other factors, whether the investment opportunity should be reserved for a Client, and whether the opportunity is being offered to such Access Person by virtue of his or her position with the Adviser.

An Advisory Person who has been authorized to acquire Securities in a limited offering shall be required to disclose such investment when that Advisory Person plays a part in any Fund’s subsequent consideration of an investment in the issuer. Any such consideration of an investment in the issuer shall be subject to review by Advisory Persons with no personal interest in the issuer.

Section 6: Insider Trading

These procedures are intended to prevent the use of material, nonpublic information by Supervised Persons and to prevent, detect and correct any violations of the prohibition on insider trading. Evermore Global Advisors strictly prohibits trading while in possession of material, nonpublic information, tipping of nonpublic information, and scalping by all Supervised Persons for their personal accounts or for Advisory Clients.

(A)	Overview

Insider trading is based on a simple, well-established principle: if you receive material, nonpublic information about a public company from any source, you are prohibited from discussing or acting on that information.

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Under the Advisers Act, the SEC may sue any person (or any person who controls or supervises such person) who trades while in possession of “material, nonpublic information” or who communicates or “tips” such information. Trading the securities of any company while in possession of material, nonpublic information about that company is generally prohibited by the securities laws of the United States and Firm policy. Under insider trading laws, a person or company that illegally trades in securities of a company while in possession of material, nonpublic information about that company may be subject to severe sanctions, including civil penalties, fines and imprisonment.

The rules contained in this Code apply to securities trading and information handled by Supervised Persons of Evermore Global Advisors. The law of insider trading is complicated and continuously developing. Individuals may be uncertain about the application of insider trading rules in some circumstances and any questions about insider trading rules should be addressed with the Chief Compliance Officer.  You must notify the Chief Compliance Officer immediately if you have any reason to believe that insider trading has occurred or is about to occur.

(B)	Policy on Insider Trading

No person to whom these procedures apply may trade, either personally or on behalf of others (such as Advisory Client accounts managed by Evermore Global Advisors), while in possession of material, nonpublic information, nor may any Supervised Person communicate material, nonpublic information to others in violation of the law.

(1)	Who is an Insider?

Corporate insiders who possess material, nonpublic information about a corporation may be required either to disclose that information to the investing public or to refrain from passing such information along to others, trading in or recommending the purchase or sale of the corporation’s securities. Similarly, as a general rule, those to whom corporate insiders “tip” material, nonpublic information must refrain from passing such information along to others, trading in or recommending the corporation’s securities. In addition, under most circumstances, tipping or trading on material, nonpublic information about a tender offer may violate the rules of the SEC. Tipping may include spreading rumors about potential tender offers. For example, personnel may not pass along a rumor regarding a tender offer to those who are likely to trade on the information or further spread the rumor if the rumor emanated, directly or indirectly, from someone connected with the target, the offeror, or their respective officers, directors, partners, employees or persons acting on their behalf, even if such information was inadvertently communicated.

(2)	What is Material Information?

The question of whether information is material is not always easily resolved. Generally, the courts have held that a fact is material if there is substantial likelihood that a reasonable investor would consider the information “important” in making an investment decision. As such, material information would include information which would likely affect the market price of  any securities, or which would likely be considered important by a reasonable investor in determining whether to buy, sell or hold such securities. Examples of material information may include the following:

•	Significant dividend increases or decreases
•	Significant earnings information or estimates
•	Significant changes in earnings information or estimates previously released by a company
•	Significant expansion or curtailment of operations
•	Significant increases or declines in orders
•	Significant merger, acquisition or divestiture proposals or agreements

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•	Significant new products or discoveries
•	Extraordinary borrowing
•	Major litigation
•	Significant liquidity problems
•	Extraordinary management developments
•	Purchase or sale of substantial assets
•	Capital restructuring, such as exchange offers
•	Block and/or Restricted Securities transactions

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal’s “Heard on the Street” column.

You should also be aware of the SEC’s position that the term “material, nonpublic information” relates not only to issuers but also to Evermore Global Advisors’ securities recommendations and client securities holdings and transactions.

(2)	What is Nonpublic Information?

Information is “nonpublic” if it has not been disclosed generally to the investing public. Information is made public if it has been broadly disseminated and made available to the general public by publication in the newspapers or other media or if it has been the subject of a press release addressing the general investing public. However, information is not necessarily made public merely because such information is communicated through rumors or other unofficial statements in the marketplace.

(3)	Identifying Inside Information

Before executing any trade for yourself or others, including private accounts managed by Evermore Global Advisors, you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

•	Prior to taking any action, report the information and proposed trade immediately to the Chief Compliance Officer;
•	Do not purchase or sell the securities on behalf of yourself or others, including private accounts managed by the firm;
•	Do not communicate the information inside or outside the firm, other than to the Chief Compliance Officer; and
•	After the Chief Compliance Officer has reviewed the issue, the firm will determine whether the information is material and nonpublic and, if so, what action the firm will take.

You should consult with the Chief Compliance Officer before taking any action or engaging in any transaction which inside information may have been provided. This degree of caution will protect you, our clients, and the firm.

The Chief Compliance Officer shall use the following reviews and procedures to detect any possible trading on inside information:

•	review of the personal securities statements for all Supervised Persons and any related accounts;

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•	review of trading activity in Advisory Client accounts;
•	investigation of any circumstances about any possible receipt, trading or other use of inside information.

Section 7: Disgorgement by Access Persons of Certain Short-Term Trading Profits

(A)
No Access Person shall profit from the purchase and sale, or sale and purchase, of the same (or equivalent) securities within 60 calendar days. Any profits realized by such Access Person on such short- term trades shall be disgorged.

(B)	Any profits realized by an Access Person on trades made in violation of Section 3(C) of this Code (the Fifteen Day Trading Window) shall be disgorged.

Section 8: Gifts

In addition to those provisions of the NASD Rules of Fair Practice or similar ethical rules relating to the receipt of gifts and other benefits, all Access Persons are prohibited from receiving any gift, gratuity, favor award or other item or benefit having a market value in excess of $100 per person, per year, from or on behalf of any person or entity that does, or seeks to do, business with or on behalf of the Adviser or its Clients. Business meals and entertainment received by Access Persons must be reported if over the de minimis amount of $250.

Section 9: Additional Labor Organization Reporting Requirements

In addition, any gifts, entertainment, any payment of money or anything of value made directly or indirectly by you to a labor organization or officer, agent, shop steward, or other representative or employee of any labor organization (including union officials serving in some capacity to a Taft-Hartley Plan) must be reported to the Chief Compliance Officer. All items regardless of the amount or value must be reported. Following are examples of potentially reportable items:

• Meals	• Golf (including charity golf tournaments
• Gifts (e.g., holiday gifts)	• Hole sponsorships for golf tournament
• Travel and lodging costs	• Advertising at union or Taft-Hartley fund related functions
• Bar bills	• Sponsorship of conferences, picnics, other events
• Sporting event tickets	• Donations to charities or scholarship funds
• Theater tickers	• Conferences attended by officials, Supervised Persons, etc.
• Clothing or equipment	• Receptions attended by officials, Supervised Persons
• Raffle donations	• Donations for apprenticeship graduation dinners
• Retirement dinners

Section 10: Additional Government Employees and Officials Reporting Requirements

Any gifts, entertainment, any payment of money or anything of value made directly or indirectly by you to a government employee or government official must be reported to the Chief Compliance Officer. All items regardless of the amount or value must be reported.

In the United States, there are specific laws governing gifts and entertainment for government officials. Under the Foreign Corrupt Practices Act (FCPA), Bank Bribery Law, Elections Law and other applicable legal authority, severe penalties may be imposed on the Firm and on individuals who violate these laws and regulations. Similar laws and regulations may also apply in other jurisdictions where Evermore Global Advisors may conduct business.

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Inside the United States - In the United States, a business gift may not be given to any state, federal or other government employee or official unless previously coordinated with and approved by Government Relations.   Business entertainment hosted for any state, federal or other government employee or official unless previously coordinated with and approved by Government Relations. Business entertainment hosted for any state, federal or other government employee or official must   also   be   approved   by   Government   Relations   PRIOR   to   extending   the   invitation.

U.S. federal law, and Congressional rules, covering lobbying, disclosure and ethics ban most gifts to members and their staff, and contain substantial periodic disclosure requirements. Disclosure provisions also cover executive branch officials. Congress has registered its intention and sense  that  certain provisions apply also concerning the executive and judicial branch. Because of the complexity of the requirements, it is critical to work with Government Relations contacts prior to ANY business gifts or business entertainment activity involving U.S. federal government officials. Whether you are considering providing gifts, entertainment, attendance at an event, or even local travel, you must confirm applicable rules and required reporting with Government Relations prior to any activity with federal officials, even those activities that you might consider incidental, such as a modest meal, local transportation, or a nominal value exempt item. Most company logo items will be acceptable gifts, but may still be reportable; and Government Relations should first be consulted.

Outside the United States - In jurisdictions other than the United States, a business gift to government employees and officials must be permissible under local law, must not violate the FCPA, must be related to a business purpose and expected by the Company as part of your responsibilities. Business entertainment must also meet the same standards. Refer specific questions to the Chief Compliance Officer, who will coordinate as needed.

Section 11: Service as a Director and Outside Business Activities

Access Persons are prohibited from serving on the boards of directors of publicly traded companies unless the Compliance Officer determines, in writing, that such service is not inconsistent with the interests of the Clients and their shareholders. If the Chief Compliance Officer has approved such service, and such Access Person is also an Advisory Person, that Advisory Person shall be isolated, through screening procedures, from persons making investment decisions with respect to such issuer.

In order to monitor for any conflicts of interest, all Access Persons’ other board memberships, advisory positions, trade group positions, management or officer positions, employment or contract work or any other involvement with public or private companies must be fully disclosed and submitted for prior approval to the CCO. Approval must be obtained through the CCO, and will ordinarily require consideration by Senior Management of the Adviser. CCO and/or the Adviser can deny approval for any reason.  This prohibition does not apply to service as an officer or board member of any parent, subsidiary or affiliate of the Adviser.

Section 12: Policy regarding Pay-to-Play

For purposes of this policy a Covered associate of Evermore means: (i) Any general partner, managing member or executive officer, or other individual with a similar status or function; (ii) Any employee who solicits a government entity for the investment adviser and any person who supervises, directly or indirectly, such employee; and (iii) Any political action committee controlled by the investment adviser or by any person described in (i) and (ii) of this definition.

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From time to time, Evermore or its Covered Associates may be asked to make a political contribution. In addition, Covered Associates, by their own volition, may seek to make individual political contributions. As an investment manager, Evermore is often eligible to manage money on behalf of a state or municipality. To avoid any real or perceived conflict of interests, Evermore requires that individual political contributions be subject to a preclearance policy as further detailed below.

For the purposes of  this policy, political contributions include direct payments of  money  to a campaign organization, volunteer work, or fund raising work done on behalf of, or to benefit, a political campaign, organization or candidate.

1.	Firm Contributions

Evermore does not intend to make political contributions.

2.	Individual Contributions

Political activity must occur strictly in your individual and private capacity and not on behalf of Evermore. Evermore resources, financial or otherwise, may not be used to support political parties, candidates or causes, unless approved in advance by Evermore’s CCO and Counsel. Accordingly:

•	Evermore will not reimburse any covered person for individual political contributions;
•	corporate credit cards issued to covered associates cannot be used to make contributions; and
•	Evermore’s Covered Associates are not permitted to use Evermore’s name in connection with any political campaign other than to state that they are affiliated with or employed by Evermore.

Except with the prior consent of the CCO and Counsel, Covered Associates may make political contributions to elected officials at the State, County and local levels only if the Covered Associate is entitled to vote for such official and the contributions, in total, are not in excess of $350 or foreign currency equivalent by any covered associate to each official, per election for whom they may vote, and $150 to other candidates.

Preclearance is required for any political contribution made by any Covered Associate to a state or local candidate outside of the contributor’s jurisdiction for whom the contributor is not eligible to vote.

Preclearance is not required prior to individual personal contributions to national election campaigns, national political parties, or political action committees or candidates for national office such as President of the US or members of the US Senate or House of Representatives. Certain contributions, even within your voting jurisdiction, may restrict or prohibit Evermore from transacting business with a related public entity. To assure that your individual political contributions do not give rise to conflicts of interest that may implicate Evermore, you should avoid the appearance of impropriety in making political contributions. For example, you should carefully consider whether to contribute to political candidates’ campaigns or causes who or which, if successful, could have a financial impact on Evermore’s business. If a planned contribution could in any way be looked upon as involving Evermore Clients, property or services, or which could create the appearance of impropriety, you should discuss this contribution in advance with Evermore's CCO and Counsel. A political contribution pre-clearance form for this purpose has been attached hereto as Attachment 1.

Section 13: Reporting

(A)
Duplicate Confirmation Statements. Every Access Person shall instruct the broker, dealer or bank with or through whom a Covered Security transaction is effected in which every Access Person has, or by reason of such transaction acquires or sells, any direct or indirect beneficial ownership in the Covered Security, to furnish the Chief Compliance Officer duplicate copies of transaction confirmations and statements of account at the same time such confirmations and statements of account are sent to the Access Person.

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(B)	Initial and Annual Disclosure (Attachment 1). Every Access Person shall:

(1)	Sign the acknowledgement of receipt of the Compliance Manual and Code of Ethics.

(2)	Report all personal holdings of Covered Securities within 10 days of becoming an Access Person (Tables 1 and 2); and

(3)	Report all personal holdings of Covered Securities as of December 31st (or other date acceptable to the Chief Compliance Officer) within 30 days of calendar year-end (Tables 1 and 2).

(4)	In the initial disclosure, report all outside business activities (Table 3).

(5)	On an annual basis, sign the Code of Ethics Certification.

(C)
Personal Trade Pre-Clearance Form (Attachment 2). Access Persons must obtain pre-clearance prior to acquiring or disposing of a direct or indirect Beneficial Ownership interest in any Covered Security, other than for exempt securities and transactions.

(D)	Quarterly Reporting (Attachment 3). Within 30 days of each calendar quarter-end, every Access Person shall:

(1)
Certify that all brokerage accounts, securities, political contributions, gift transactions and outside business activities required to be reported by the Codes of Ethics and Compliance Manuals of the Adviser and Evermore Funds Trust have been reported.

(2)	Report all securities transactions during the quarter.

(3)	Report all new brokerage accounts opened during the quarter.

(4)	Report all gifts given and gifts received above the de minimis amounts during the quarter.

(5)	Report all business meals and entertainment with existing or prospective clients if over the de minimis amount during the quarter.

(6)	Report all gifts given to government employees or officials, or labor organizations and their affiliates during the quarter.

(7)	Report all political contributions made during the quarter.

(8)	Report all outside business activities.

(E)
Opening Brokerage Accounts. Prior to the opening of an account for the purpose of executing transactions in Covered Securities, every Access Person shall obtain the written consent of the Chief Compliance Officer.

(F)
Non-Discretionary Accounts. No person shall be required to make a report with respect to any account over which such person does not have any direct or indirect influence or control, however, for each account in which the Access Person has no direct influence or control, the Access Person must complete and return to the CCO a Non-Discretionary Account Certification (see Attachment 4).

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(G)
Non-Admission Statement. Any such disclosure report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the Covered Security to which the report relates.

Section 14: Administration of the Code

(A)
Appointment of a Chief Compliance Officer. Adviser shall appoint a Chief Compliance Officer and shall keep a record for five years of the persons serving as Chief Compliance Officer and their dates of service.

(B)
Administration of the Code. The Chief Compliance Officer shall administer the Code and shall use reasonable diligence and institute procedures reasonably necessary to review reports submitted by Access Persons and to prevent violations of the Code.

(C)
Analysis of Violations of Pre-Clearance Requirements. On a quarterly basis, the CCO will review each Access Person’s account statements to ensure that all transactions of Covered Securities have met the Code’s pre-clearance requirements as set forth in Section 3 above.

(D)
Record of Violations of the Code. The Chief Compliance Officer shall maintain a record of all violations of the Code, and of any action taken as a result of the violation, which shall be maintained for five years in an easily accessible place.

(E)
List of Access and Advisory Persons. The Chief Compliance Officer shall prepare a list of the Access Persons and Advisory Persons, shall update the list as necessary, and shall maintain a record (for 5 years) of former lists of Access and Advisory Persons.

(F)
Notice of Status as Access or Advisory Person. The Chief Compliance Officer shall notify each Access and Advisory Person of their status, provide them with a copy of this Code, and obtain an acknowledgment from such person of receipt thereof.

(G)	Notice of Amendments to the Code. Amendments to this Code shall be provided to each Access and Advisory Person, who shall acknowledge receipt thereof.

(H)
Exemptions to the Code. The Board of Directors of the Funds may exempt any person from application of any Section(s) of this Code. A written memorandum shall specify the Section(s) of this Code from which the person is exempted and the reasons therefore.

(I)
 Quarterly Dire ctors’ Report . The Chief Compliance Officer shall compile a quarterly report to be presented to the Board of Directors of each of the Funds. Such report shall discuss compliance with this Code, and shall provide details with respect to any failure to comply and the actions taken by the Adviser upon discovery of such failure.

(J)	Annual Directo rs’ Report . Not less than once a year the Chief Compliance Officer shall furnish to Directors of each of the Funds, and the Directors shall consider, a written report that:

(1)
Describes any issues arising under the Code since the last report to the Directors, including, but not limited to, information about material violations of the Code and sanctions imposed in response to the material violations. The annual written report may incorporate by reference information included in written quarterly reports previously presented to the Directors; and

(2)	Certifies that Adviser has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

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Section 15: Adoption of Code by Entities Other Than Adviser

The Chief Compliance Officer of Adviser shall ensure that all firms controlling, controlled by, or under common control with Adviser that employ persons who obtain information concerning recommendations or executions of Covered Security transactions of any Client have adopted the Code or have imposed similar ethical constraints on their personnel.

Section 16: Material Changes to the Code

(A) All material changes to the Code must be approved by a majority of the Board of Directors (including independent directors voting separately) of Funds at their next regular meeting (and in no event more than 6 months after material change). Adviser shall provide the Directors with a certification that Adviser has adopted procedures reasonably necessary to prevent Access Persons from violating the Code. The Directors shall base their approval on a determination that the Code contains provisions reasonably necessary to prevent Access persons from violating Section 2 of this Code.

(B)	A copy of each version of the Code shall be maintained for five years in an easily accessible place.

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CODE OF ETHICS EVERMORE GLOBAL ADVISORS, LLC

And The Clients For Which They Serve As Investment Adviser

Beneficial Ownership

For purposes of the Code of Ethics, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in such security.

You have a pecuniary interest in a security if you have the opportunity, directly or indirectly, to profit or share in the profit derived from a transaction in such security. You are deemed to have a pecuniary interest in any securities held by members of your immediate family sharing your household. "Immediate family" means your son or daughter (including any legally adopted child) or any descendants of either your stepson or stepdaughter, your father or mother or any ancestor of either, your stepfather or stepmother, and your spouse. Also, you are deemed to have a pecuniary interest in securities held by a partnership of which you are a general partner, and beneficial ownership of the securities held by such partnership will be attributed to you in proportion to the greater of your capital account or interest in the partnership at the time of any transaction in such securities. You are also deemed to have a pecuniary interest in the portfolio securities held by a corporation if you are a controlling shareholder of such corporation and have or share investment control over such portfolio securities. Additionally, certain performance-related fees received by brokers, dealers, banks, insurance companies, invest- ment companies, investment advisors, trustees and others may give rise to pecuniary interests in securities over which such persons have voting or investment control.

Securities owned of record or held in your name are generally considered to be beneficially owned by you if you have a pecuniary interest in such securities. Beneficial ownership may include securities held by others for your benefit regardless of record ownership (e.g., securities held for you or members of your immediate family by agents, custodians, brokers, trustees, executors or other administrators; securities owned by you but which have not been transferred into your name on the books of a company; and securities which you have pledged) if you have or share a pecuniary interest in such securities.

With respect to ownership of securities held in trust, beneficial ownership includes the ownership of securities as a trustee in instances either where you as trustee have, or where a member of your immediate family has, a pecuniary interest in the securities held by the trust (e.g., by virtue of being a beneficiary of the trust).

The final determination of beneficial ownership is a question to be determined in light of the facts of a particular case. Thus, while you may include security holdings of other members of your family, you may nonetheless disclaim beneficial ownership of such securities. Any uncertainty as to whether you are the beneficial owner of a security should be brought to the attention of the Chief Compliance Officer.

Revised as of October 30, 2014	Page | 13

Attachment 1. Initial & Annual Holdings Reports

Access Person Last Name	First Name	MI

Office
Location	Phone #

ACKNOWLEDGMENTOF  RECEIPT  OF  COMPLIANCE  MANUAL,  CODE  OF  ETHICS,  and  INSIDER TRADING POLICIES

Please specify:         ☐     Initial Report        or            ☐   Annual Renewal

1.	Acknowledgement

I acknowledge that I have received copies of the current Compliance Manual and Code of Ethics for both Evermore Global Advisors, LLC and Evermore Funds Trust and I represent that:

a.
I acknowledge receipt of copies of the Compliance Manuals, including but not limited to the Code of Ethics and Insider Trading Policies & Procedures contained therein, for both Evermore Global Advisors, LLC and Evermore Funds Trust. I have read the terms and understand that I am fully subject to its provisions.

b.
I have specifically read each Code of Ethics and I understand that it applies to me and to all Investments in which I have or acquire Beneficial Ownership. I have read the definition of “Beneficial Ownership” contained within each Code of Ethics, and I understand that I may be deemed to have Beneficial Ownership in Investments owned by members of my Household and that transactions effected by members of my Household may therefore be subject to each Code of Ethics.

c.
I agree that in case of a violation, I may be subject to various possible sanctions (pursuant to both the Codes of Ethics and the Compliance Manuals) and as determined by the Compliance Committee (or its delegate) of the Adviser. Possible sanctions include verbal and written warnings, fines, trading suspensions, reversal of trades by which I agree to disgorge and forfeit any profits or absorb any loss on prohibited transactions, termination of employment, civil referral to the Securities and Exchange Commission, and criminal referral.

d.	I will comply with the Compliance Manuals and the Codes of Ethics in all respects.

CCS’s Compliance personnel provide training on the Compliance Manuals and Codes of Ethics annually to each Advisory Person. However, each Advisory Person is responsible for understanding and complying with both the Compliance Manual and Code of Ethics of their own volition.

Access Person’s Signature:                                                                          Date:

2.	Personal Investment Holdings Report

The following is a list of all investment accounts and Securities not held in such accounts in which I have Beneficial Ownership, and such information is current as of a date no more than 30 days prior to the date hereof:

Revised as of October 30, 2014	Page | 14

Table 1 – Investment Accounts

Instructions:

•	Provide the information requested below for each investment account in which you have Beneficial Ownership. Indicate “N/A” or “None” if appropriate.

•	If Initial Report, attach the most recent account statement for each account identified.

•	Attach separate sheets if necessary

NAME OF BROKER DEALER, BANK, OR OTHER FINANCIAL INTERMEDIARY	ACCOUNT TITLE acct holder’s name and (acct type)	RELATIONSHIP if acct holder is not the Access Person	ACCOUNT NUMBER	CHECK HERE IF DISCRETIONARY ACCOUNT

Revised as of October 30, 2014	Page | 15

Table 2 – Other Investment Holdings

Instructions:

•
If you have Beneficial Ownership in any Securities that are not held in an investment account listed above (stock certificates, private equity investments), list them below. Indicate “N/A” or “None” if appropriate. Attach separate sheets if necessary

NAME OF SECURITY OWNER	RELATIONSHIP if security owner is not the Access Person	NAME/TITLE OF SECURITY	TYPE OF SECURITY	TICKER OR CUSIP	NUMBER OF SHARES / PRINCIPAL AMOUNT

Table 3 -Outside Business Activities

The  following  is  all  outside  business  activities  that  I  am  engaged  in        Indicate  “N/A”  or  “None”  if appropriate.

NAME OF COMPANY	NATURE OF MY INVOLVEMENT

Revised as of October 30, 2014	Page | 16

Annual Certification

a.
I hereby certify that since the date of my last certification under the Codes of Ethics, I have fully complied with all applicable requirements of the Codes. In particular, in connection with each Securities transaction that I have engaged in since such date, I hereby certify that:

i.	I did not execute any transaction in a Security (or equivalent instrument) at a time when I possessed material nonpublic information regarding the Security or the issuer of the Security.

ii.	I did not execute any transactions with the intent of raising, lowering, or maintaining the price of any Security or to create a false appearance of active trading.

iii.
I did not execute any transaction in a Security (or equivalent instrument) at a time when I was in possession of non-public information to the effect that (i) Adviser is or may be considering an investment in or sale of such Security on behalf of its clients, or (ii) have or may have open, executed, or pending portfolio transactions in such Security on behalf of its clients.

iv.
I did not use my knowledge of the portfolio holdings of any of the Adviser’s clients (including any series of Evermore Funds Trust) to engage in any trade or short-term trading strategy involving any of the Adviser’s clients that may have conflicted with the best interests of the Adviser’s clients (or any series of Evermore Funds Trust or its shareholders).

v.
If an Investment was acquired in an initial public offering which Adviser  may have been reasonably considering for purchase for one or more Clients or private placement, I obtained the written approval of the Chief Compliance Officer or his or her designee prior to acquiring such Security.

vi.
I have reported and acknowledged all gifts received on a quarterly basis since the date of my last certification under the Codes of Ethics, and that I have not accepted any gift with a fair market value in excess of $100 without the prior written approval of the Chief Compliance Officer or his or her designee. I have reported and acknowledged all business meals and entertainment with existing or prospective clients over $100 per person.

vii.	I have also reported all political contributions, gifts given and outside business activities as required by the Codes of Ethics.

b.    I further certify that the information on this form is accurate and complete in all material respects. Access Person’s Name:

Access Person’s

Signature:                                                                                              Date:

Revised as of October 30, 2014	Page | 17

ATTACHMENT 2. PERSONAL TRADE PRE-CLEARANCE FORM

Broker Name:

Account Name:

Account Number:

☐ BUY	☐ SELL	☐ SELL SHORT	☐ BUY TO COVER
Security Name:

Security Symbol:

Number of Shares /Par Value / $ Amount:

To the best of my knowledge, the above security has not been purchased or sold by any of the Adviser’s Clients within the past 15 calendar days, or is being considered for purchase or sale by any of the Adviser’s Clients. I further certify that I do not have any confidential or inside information relating to the issuer of this security and that the security is not on the Adviser’s Restricted Security List.

SIGNATURE	PRINT NAME	DATE

☐ APPROVED	☐ NOT APPROVED

PRINT NAME	TITLE

SIGNATURE	DATE

Revised as of October 30, 2014	Page | 18

ATTACHMENT 3. QUARTERLY REPORT

FOR THE QUARTER ENDED:

To: The Chief Compliance Officer:

     I hereby certify that I have included on this report all brokerage accounts, securities, political contributions, gift transactions, and outside business activities required to be reported pursuant to the Codes of Ethics and Compliance Manuals of Evermore Global Advisors, LLC and/or Evermore Funds Trust during the calendar quarter indicated above. I hereby submit this report within thirty (30) days after the end of that quarter.

Name of Reporting Person:

Signature:                                                                                                                   Date:

Securities Transactions

     Please provide the following information for any reportable securities transactions during the quarter. (Note: you do not need to complete the securities portion of this report if all of your trading confirmations and account statements are already being delivered to the Chief Compliance Officer or his or her designee)

Date of Transaction	Title of Security	Ticker Symbol or CUSIP	Number of Shares	Price	Principal Amount, Maturity Date and Interest Rate (if applicable)	Type of Transaction	Name of Broker, Dealer or Bank Effecting Transaction

All relevant transactions other than those noted above are contained in statements which are submitted directly to Adviser by the broker-dealers with which I have securities accounts.

Revised as of October 30, 2014	Page | 19

I have established the following new accounts with brokers, dealers or banks in which my securities are held for my direct or indirect benefit.  Indicate “N/A” or “None” if appropriate.

Name of Broker, Dealer or Bank	Date Account was Established	Name(s) on and Type of Account

I have received the following gifts or other accommodations in excess of the current de minimis amount of $100.  Indicate “N/A” or “None” if appropriate.

Description of Gift / Accommodation	Date	Given or Received	Name & Company of Giver	Approx Value

I have given the following gifts or other accommodations in excess of the current de minimis amount of $100 . This excludes reasonable meals and entertainment at which I was  present.  Indicate “N/A” or “None” if appropriate.

Description of Gift / Accommodation	Date	Given or Received	Name & Company/Organization of Recipient	Approx Value

Revised as of October 30, 2014	Page | 20

I have received business meals and entertainment over the current de minimis amount of $250. Indicate “N/A” or “None” if appropriate.

Description of Entertainment Event	Date	Business Purpose	Name & Company	Approx. Value

I have given the following gifts to a government employee or official, a labor organization or officer, agent, shop steward, or other representative or employee of any labor organization. Indicate “N/A” or “None” if appropriate.

Description of Gift / Accommodation	Date	Given or Received	Name & Company/Organization of Recipient	Approx Value

I have made the following political contributions (as defined within the Code of Ethics). This includes contributions under the $150 preclearance requirement. Indicate “N/A” or “None” if appropriate.

Name of Recipient	Amount of Contribution / Gift	Office and State of Campaign	Date	Eligible to Vote?

The following is all outside business activities that I am engaged in.  Indicate “N/A” or “None” if appropriate.

NAME OF COMPANY	NATURE OF MY INVOLVEMENT

Page | 21
Revised as of October 30, 2014

Attachment 4

EVERMORE GLOBAL ADVISORS, LLC

NON-DISCRETIONARY ACCOUNT CERTIFICATION

I hereby certify that, with respect to the account or accounts listed on Appendix A attached hereto, I do not directly or indirectly influence or control the investment decisions for such account or accounts, and the person or persons making the investment decisions for such accounts do not make such decisions, in whole or in part, based upon any information provided by me, the certifying Access Person. This certification, and list of accounts on Appendix A, includes those securities over which I have any direct or indirect beneficial ownership.

By:
            Certifying Access Person

Date:

Page | 22
Revised as of October 30, 2014

Appendix A

Non-Discretionary Account(s)

ACCOUNT NAME	ADVISER/ BROKER*

* Is there a written agreement with the adviser or broker giving the adviser or broker full investment discretion over the named account?            Yes              No.

If “No” then please state by what arrangement the adviser or broker has investment discretion.

These include securities owned by members of your "Immediate family" including any son or daughter (including any legally adopted child) or any descendants of either, any stepson or stepdaughter, your father or mother or any ancestor of either, any stepfather or stepmother, and your spouse, or any other security over which I may have beneficial ownership, as defined in the Code of Ethics.

Page | 23
Revised as of October 30, 2014